Exhibit 99.1

Simulations Plus Reports Third Quarter Fiscal 2023 Financial Results
Total revenue of $16.2 million and diluted earnings per share (EPS) of $0.20
Maintains full-year revenue guidance of $59.3 - $62.0 million (+10-15%) and EPS guidance of $0.63 - $0.67

LANCASTER, CA, July 6, 2023 – Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of modeling and simulation software and services for pharmaceutical drug discovery and development, today reported financial results for its third quarter of fiscal 2023, ended May 31, 2023.

Third Quarter Financial Highlights (Fiscal 2023 vs. Fiscal 2022)

•Total revenue increased 9% to $16.2 million
•Software revenue increased 10% to $10.6 million, representing 65% of total revenue
•Services revenue increased 5% to $5.6 million, representing 35% of total revenue
•Gross profit increased 7% to $13.3 million; gross margin was 82%
•Net income of $4.0 million and diluted EPS of $0.20, compared to net income of $4.1 million and diluted EPS of $0.20
•Adjusted EBITDA of $6.5 million, representing 40% of total revenue

Nine Months Financial Highlights (Fiscal 2023 vs. Fiscal 2022)

•Total revenue increased 4% to $43.9 million
•Software revenue increased 2% to $27.2 million, representing 62% of total revenue
•Services revenue increased 9% to $16.8 million, representing 38% of total revenue
•Gross profit increased 5% to $35.7 million; gross margin was 81%
•Net income of $9.4 million and diluted EPS of $0.46, compared to net income of $11.5 million and diluted EPS of $0.56
•Adjusted EBITDA of $15.7 million, representing 36% of total revenue

Management Commentary

“We had a solid third quarter that delivered revenue in line with our expectations,” said Shawn O’Connor, Chief Executive Officer of Simulations Plus. “Our team continued to perform exceptionally well in an environment that remains challenged by constrained industry spending. Strong execution on our strategic priorities this quarter resulted in profitable growth that keeps us on track to meet our stated goals for fiscal 2023.

“Third quarter revenue increased 9% over the same period last year, driven primarily by MonolixSuite’s strong contribution in our software segment and growth in PKPD and PBPK revenue in our services segment. Gross margins remained strong at 82%, which reflected a favorable mix of higher margin software sales as well as our ability to pass on price increases to our clients. Our renewal harmonization initiative to simplify and align software product renewals to provide procurement efficiencies is progressing as planned. Our clients are responding positively to this initiative, and we will continue the realignment process through the balance of 2023. During the third quarter, we also completed our $20 million accelerated share repurchase program. The total number of shares of our common stock repurchased under the ASR program was 492,041 shares, at an average cost of $40.65 per share.

“On June 20th, we announced our acquisition of Immunetrics, a modeling and simulation company. This acquisition expands our robust quantitative systems pharmacology (QSP) expertise into the fast-growing therapeutic areas of oncology, immunology and autoimmune diseases. Immunetrics brings proven QSP technology, a strong reputation in the market, and an incredibly talented team that we believe will enhance our leadership in biosimulation. I am excited to welcome the Immunetrics team to Simulations Plus.

“As we enter the fourth quarter, our performance for the nine months gives us confidence in our previously stated guidance. Our customer pipeline remains solid, our profitability is strong, and our balance sheet is sound. We remain focused on continuing to drive innovative and disciplined growth that will deliver attractive long-term returns for our shareholders.”

Fiscal 2023 Guidance

	Fiscal 2023 Guidance	Annual Increase
Revenue	$59.3M - 62.0M	10-15%
Software mix	60-65%	—
Services mix	35-40%	—
Diluted earnings per share	$0.63-$0.67	5-10%

Quarterly Dividend

The Company’s Board of Directors declared a cash dividend of $0.06 per share of the Company’s common stock, payable on August 7, 2023, to shareholders of record as of July 31, 2023. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

Environmental, Social, and Governance (ESG)

We focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our ESG website.

Webcast and Conference Call Details

Shawn O’Connor, chief executive officer, and Will Frederick, chief financial officer, will host a conference call and webcast today at 5 p.m. Eastern Daylight Time to discuss the details of the Company’s performance for the quarter and certain forward-looking information. The call may be accessed by registering here or by calling 1-201-389-0879. The webcast will be available on our website under Conference Calls & Presentations. A replay of the webcast will be available on the website approximately one hour following the call.

Non-GAAP Definition

Adjusted EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization, stock-based compensation, (gain) loss on currency exchange, and any acquisition- or financial-transaction-related expenses. Currency exchange excluded represents the exchange rate fluctuations on the foreign currency denominated transactions. The impact of transactions in foreign currency represents the effect of converting revenue and expenses occurring in a currency other than the functional currency. The Company believes that the non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The Company’s management uses non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results, for internal planning and forecasting purposes and in the calculation of performance-based compensation. Adjusted EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that Adjusted EBITDA is useful in evaluating our core operating results. However, Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income or operating income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. The Company’s Adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

About Simulations Plus

Serving clients worldwide for more than 25 years, Simulations Plus is a leading provider in the biosimulation market providing software and consulting services supporting drug discovery, development, research, and regulatory submissions. We offer solutions that bridge artificial intelligence (AI)/machine learning, physiologically based pharmacokinetics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. Our technology is licensed and applied by major pharmaceutical, biotechnology, and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com. Follow us on LinkedIn | Twitter | YouTube.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Words like “believe,” “expect,” and “anticipate” mean that these are our best estimates as of this writing, but there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to successfully integrate the Immunetrics business with our own, as well as expenses we may incur in connection therewith, our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, market conditions, macroeconomic factors, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

Investor Relations Contacts:
John Wilfong
Financial Profiles
310-622-8248
slp@finprofiles.com

Renee Bouche
Simulations Plus Investor Relations
661-723-7723
renee.bouche@simulations-plus.com

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the three and nine months ended May 31, 2023 and 2022

(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except per common share amounts)	2023	2022	2023	2022
Revenues
Software	$10,632	$9,647	$27,193	$26,767
Services	5,602	5,312	16,755	15,405
Total revenues	16,234	14,959	43,948	42,172
Cost of revenues
Software	908	730	2,636	2,245
Services	2,053	1,829	5,616	5,900
Total cost of revenues	2,961	2,559	8,252	8,145
Gross profit	13,273	12,400	35,696	34,027
Operating expenses
Research and development	945	655	3,428	2,439
Selling, general, and administrative	8,231	6,799	23,259	17,371
Total operating expenses	9,176	7,454	26,687	19,810

Income from operations	4,097	4,946	9,009	14,217

Other income (expense), net	843	(112)	2,617	6

Income before income taxes	4,940	4,834	11,626	14,223
Provision for income taxes	(932)	(747)	(2,199)	(2,701)
Net income	$4,008	$4,087	$9,427	$11,522

Earnings per share
Basic	$0.20	$0.20	$0.47	$0.57
Diluted	$0.20	$0.20	$0.46	$0.56

Weighted-average common shares outstanding
Basic	19,972	20,212	20,123	20,180
Diluted	20,355	20,768	20,512	20,731

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	144	24	174	(251)
Comprehensive income	$4,152	$4,111	$9,601	$11,271

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
(in thousands, except share and per share amounts)	May 31, 2023	August 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$55,131	$51,567
Accounts receivable, net of allowance for doubtful accounts of $49 and $12	10,214	13,787
Prepaid income taxes	—	1,391
Prepaid expenses and other current assets	4,730	3,377
Short-term investments	67,234	76,668
Total current assets	137,309	146,790
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $16,857 and $15,672	11,000	9,563
Property and equipment, net	701	632
Operating lease right-of-use assets	982	1,420
Intellectual property, net of accumulated amortization of $8,903 and $7,928	8,007	9,057
Other intangible assets, net of accumulated amortization of $1,943 and $2,662	7,698	7,560
Goodwill	12,921	12,921
Other assets	516	439
Total assets	$179,134	$188,382
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$357	$225
Accrued compensation	3,818	3,254
Accrued expenses	552	931
Income taxes payable	793	—
Operating lease liability - current portion	330	461
Deferred revenue	3,172	2,864
Total current liabilities	9,022	7,735
Long-term liabilities
Deferred income taxes, net	110	1,456
Operating lease liability	612	943
Total liabilities	9,744	10,134
Commitments and contingencies	—	—
Shareholders' equity
Preferred stock, $0.001 par value - 10,000,000 shares authorized; no shares issued and outstanding	$—	$—
Common stock, $0.001 par value and additional paid-in capital —50,000,000 shares authorized; 19,926,819 and 20,260,070 shares issued and outstanding	143,666	138,512
Retained earnings	25,858	40,044
Accumulated other comprehensive loss	(134)	(308)
Total shareholders' equity	169,390	178,248
Total liabilities and shareholders' equity	$179,134	$188,382

SIMULATIONS PLUS, INC.
Trended Financial Information*
(Unaudited)

(in millions except earnings per share amounts)	FY 2022				FY 2023			2022	2023
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	FY	FY
Revenue
Software	$7.4	$9.8	$9.6	$5.9	$6.1	$10.5	$10.6	$32.7	$27.2
Services	5.0	5.0	5.3	5.8	5.9	5.3	5.6	21.2	16.8
Total	$12.4	$14.8	$15.0	$11.7	$12.0	$15.8	$16.2	$53.9	$43.9

Gross Margin
Software	90.0%	92.0%	92.4%	86.1%	85.4%	92.0%	91.5%	90.6%	90.3%
Services	60.0%	59.3%	65.6%	68.2%	69.7%	66.2%	63.4%	63.5%	66.5%
Total	77.8%	80.9%	82.9%	77.2%	77.7%	83.4%	81.8%	79.9%	81.2%

Income from operations	$3.8	$5.5	$4.9	$0.7	$0.9	$4.0	$4.1	$14.9	$9.0
Operating Margin	30.6%	37.0%	33.1%	5.9%	7.3%	25.6%	25.2%	27.7%	20.5%
Net Income	$3.0	$4.4	$4.1	$1.0	$1.2	$4.2	$4.0	$12.5	$9.4
Diluted Earnings Per Share	$0.15	$0.21	$0.20	$0.05	$0.06	$0.20	$0.20	$0.60	$0.46
Adjusted EBITDA	$5.2	$7.1	$6.5	$2.5	$3.0	$6.2	$6.5	$21.2	$15.7
Cash Flow from Operations	$3.6	$2.6	$3.8	$7.9	$4.7	$5.5	$8.5	$17.9	$18.8

Revenue Breakdown by Region
Americas	$8.5	$9.7	$11.2	$8.4	$8.5	$10.6	$10.8	$37.7	$29.9
EMEA	3.0	3.7	1.9	1.7	2.1	3.6	3.4	10.4	9.1
Asia Pacific	0.9	1.4	1.9	1.6	1.3	1.5	2.1	5.8	5.0
Total	$12.4	$14.8	$15.0	$11.7	$12.0	$15.8	$16.2	$53.9	$43.9

Software Performance Metrics
Average Revenue per Customer (in 000s)
Commercial	$71.0	$101.0	$95.0	$65.0	$68.0	$110.0	$97.0

Services Performance Metrics
Backlog	$15.4	$17.0	$16.7	$15.9	$15.8	$15.4	$15.7

*Numbers may not add due to rounding

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted EBITDA to Net Income*
(Unaudited)

	FY 2022				FY 2023			2022	2023
(in millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	FY	FY
Net Income	$3.0	$4.4	$4.1	$1.0	$1.2	$4.2	$4.0	$12.5	$9.4
Excluding:
Interest income and expense, net	(0.1)	(0.1)	(0.1)	(0.4)	(0.8)	(1.0)	(1.1)	(0.7)	(2.9)
Provision for income taxes	0.8	1.1	0.7	(0.1)	0.4	0.9	0.9	2.6	2.2
Depreciation and amortization	0.8	1.0	0.9	0.9	0.9	0.9	0.9	3.6	2.8
Stock-based compensation	0.6	0.7	0.7	0.7	0.9	1.2	1.1	2.7	3.1
(Gain) loss on currency exchange	(0.1)	(0.1)	0.2	0.2	—	—	0.3	0.2	0.3
Mergers & Acquisitions expense	—	—	—	0.3	0.3	0.1	0.4	0.3	0.8
Adjusted EBITDA	$5.2	$7.1	$6.5	$2.5	$3.0	$6.2	$6.5	$21.2	$15.7
*Numbers may not add due to rounding